Exhibit 99.1

President and Chief Executive Officer

Date:                June 20, 2003

Contact:          Steve Wells, Los Alamos National Bank president, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Semi-Annual Dividend

LOS ALAMOS, N.M. — Trinity Capital Corporation (TCC), the one-bank holding company for Los Alamos National Bank (LANB) and Title Guaranty and Insurance Co., announced a semi-annual dividend of $0.28 cents per share to be paid to shareholders of record as of June 30, 2003 and payable on July 11, 2003. The dividend represents a 12 percent increase over the dividend paid for the same period in 2002.

LANB will break ground on a new north Santa Fe branch on July 10.  The office, located on the northeast corner of Catron and Griffin streets, will provide full banking services including business and residential loans.  The approximately 25,000 square foot building, complete with underground parking, is expected to open its doors to customers in early 2004.

Currently in its 40th year of local ownership and operation, LANB employs more than 258 people.  LANB offers services at its main office in Los Alamos, an office in White Rock and an office in Santa Fe.  The Bank also operates 27 Automatic Teller Machines (ATMs) throughout northern New Mexico.